Exhibit No. 99.1

News Release

COMMERCIAL METALS COMPANY REPORTS FOURTH QUARTER AND FULL YEAR EARNINGS

Irving, TX - October 26, 2017 - Commercial Metals Company (NYSE: CMC) today announced financial results for its fiscal fourth quarter and year ended August 31, 2017. For the three months ended August 31, 2017, the loss from continuing operations was $32.7 million, or $0.28 per diluted share, on net sales of $1.3 billion compared to a loss from continuing operations of $2.1 million, or $0.02 per diluted share, on net sales of $1.1 billion for the three months ended August 31, 2016. For the fiscal year ended August 31, 2017, earnings from continuing operations were $32.6 million, or $0.27 per diluted share, on net sales of $4.6 billion. This compares to earnings from continuing operations of $57.9 million, or $0.50 per diluted share, on net sales of $4.2 billion for the fiscal year ended August 31, 2016.

Included in the loss from continuing operations for the three months ended August 31, 2017 were net after-tax costs associated with the refinancing activities completed in the fourth quarter of $11.6 million or $0.10 per diluted share, costs associated with the exit of the International Marketing and Distribution segment of $23.2 million or $0.20 per diluted share and severance costs of $5.3 million or $0.05 per diluted share. Included in the results for the three months ended August 31, 2016 were impairment charges on long-lived assets of $24.3 million or $0.21 per diluted share.

As a result of the sale of CMC Cometals, which was completed on August 31, 2017, the results of this division have been reflected as discontinued operations in all reported periods. Included in the earnings from discontinued operations for the three months ended August 31, 2017 is an after-tax loss on the sale of the CMC Cometals division of $4.5 million or $0.04 per diluted share.

At August 31, 2017, cash and cash equivalents were $252.6 million and available credit and accounts receivable facilities were $490.6 million. As a result of the refinancing of notes due in 2017 and 2018 during the most recent fiscal quarter, the Company has reduced its long-term debt by approximately $240 million since May 31, 2017 and, has no significant debt maturities for the next 5 years. The Company is also positioned to have reduced cash interest costs going forward in excess of $25 million per year.

Barbara Smith, President and CEO, commented, "The Company took action during fiscal 2017 to reallocate capital to our core manufacturing operations and improve our financial profile. The refinancing activities have strengthened our balance sheet to provide lower debt service cost and extend our debt maturity profile. We made good progress regarding our decision to exit the International Marketing and Distribution segment in order to focus our

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resources on the attractive long product markets in the U.S. and Poland. The Polish operations are taking full advantage of the new furnace and caster investments to produce more and higher value merchant product, and, in the U.S., we look forward to the commissioning of our new micro mill in Durant, Oklahoma, which is scheduled to begin in our fiscal second quarter of 2018."

On October 24, 2017, the board of directors of CMC declared a quarterly dividend of $0.12 per share of CMC common stock for stockholders of record on November 8, 2017. The dividend will be paid on November 22, 2017.

Business Segments - Fiscal Fourth Quarter 2017 Review
Our Americas Recycling segment recorded adjusted operating profit of $2.9 million for the fourth quarter of fiscal 2017, compared to adjusted operating loss of $45.1 million for the fourth quarter of fiscal 2016. The fourth quarter of fiscal 2016 loss was largely due to a $38.9 million pre-tax impairment charge related to long-lived assets in our Americas Recycling segment. Shipments increased 37% in comparison to the same period of the prior year as flows through the yards remained strong and as a result of the seven recycling yards that were acquired earlier in fiscal 2017.

Our Americas Mills segment recorded adjusted operating profit of $29.8 million for the fourth quarter of fiscal 2017, compared to an adjusted operating profit of $45.0 million for the fourth quarter of fiscal 2016. Despite strong long-steel demand which resulted in an 8% increase in shipments in comparison to the same period of the prior year, cost pressures squeezed margins during the quarter.

Our Americas Fabrication segment recorded an adjusted operating loss of $4.9 million for the fourth quarter of fiscal 2017, compared to adjusted operating profit of $9.6 million for the fourth quarter of fiscal 2016. The decrease in adjusted operating profit for the fourth quarter of fiscal 2017 was due to a very competitive fabrication market. This has resulted in newly awarded contracts being at lower selling prices than in the prior year despite also incurring higher steel input costs.

Our International Mill segment recorded adjusted operating profit of $14.6 million for the fourth quarter of fiscal 2017, compared to adjusted operating profit of $18.7 million for the fourth quarter of fiscal 2016. Despite the quarterly results being lower than the prior year, shipped volumes were 16% higher in comparison to the same period of the prior year while producing strong earnings throughout fiscal 2017. A strong construction market in conjunction with an expansion of higher margin merchant volumes were the main contributor to the results.

Outlook
“Our outlook is somewhat different when we think about our U.S. operations compared to our Polish operations,” explained Ms. Smith.

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“Our outlook for demand from the U.S. non-residential construction market remains quite positive, in spite of a lack of movement on infrastructure stimulus.  However, market conditions remain very challenging as a result of raw material price changes and escalating input costs.  Metal margins remain under pressure due to the ongoing influx of dumped and subsidized imports. We saw a temporary pause in rebar imports after the announcement of the Section 232 review into the effect of imports on national security. However, recent data indicates another surge in rebar imports is on its way.  We believe that no action taken by the current Administration to address these unfair trade practices is likely to result in imports returning to their previous high levels, negatively impacting the industry's operating results or potentially even imperiling the long-term viability of the U.S. steel industry.”
“Poland, however, provides a welcome contrast to the U.S. market. Poland and the E.U. have implemented trade measures necessary to provide a level playing field. This, coupled with the fact that there is good support and financial funding for infrastructure development provides a good demand outlook for our Polish operations."

Conference Call
CMC invites you to listen to a live broadcast of its fourth quarter fiscal 2017 conference call today, Thursday, October 26, 2017, at 11:00 a.m. ET. Barbara Smith, President and CEO, and Mary Lindsey, Senior Vice President and CFO, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under “Investors”.

Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including four electric arc furnace ("EAF") mini mills, an EAF micro mill, a rerolling mill, steel fabrication and processing plants, construction-related product warehouses, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Forward-Looking Statements
This news release contains forward-looking statements regarding CMC's expectations relating to cash generated by strategic initiatives, economic conditions, U.S. construction activity, rebar imports and their effects on pricing and U.S. government action to provide trade relief. These forward-looking statements generally can be identified by phrases such as we, CMC or its management, "expects," "anticipates," "believes," "estimates," "intends," "plans to," "ought," "could," "will," "should," "likely," "appears" or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, CMC undertakes no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or otherwise.

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Factors that could cause actual results to differ materially from CMC's expectations include the following: overall global economic conditions, including the ongoing recovery from the last recession, continued sovereign debt problems in the Euro-zone and construction activity or lack thereof, and their impact in a highly cyclical industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; compliance with and changes in environmental laws and regulations, including increased regulation associated with climate change and greenhouse gas emissions; potential limitations in our or our customers' ability to access credit and non-compliance by our customers with our contracts; financial covenants and restrictions on the operation of our business contained in agreements governing our debt; currency fluctuations; global factors, including political uncertainties and military conflicts; availability of electricity and natural gas for mill operations; information technology interruptions and breaches in security data; ability to hire and retain key executives and other employees; our ability to make necessary capital expenditures; our ability to realize the anticipated benefits of our investment in our new micro mill in Durant, Oklahoma; availability and pricing of raw materials over which we exert little influence, including scrap metal, energy, insurance and supply prices; unexpected equipment failures; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; and increased costs related to health care reform legislation.

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COMMERCIAL METALS COMPANY OPERATING STATISTICS (UNAUDITED)

	Three Months Ended		Fiscal Year Ended		Three Months Ended
(short tons in thousands)	8/31/2017	8/31/2016	8/31/2017	8/31/2016	5/31/2017	2/28/2017	11/30/2016
Americas Recycling
Ferrous tons shipped	583	423	1,999	1,614	590	421	405
Non-ferrous tons shipped	70	52	233	201	61	53	49
Americas Recycling tons shipped	653	475	2,232	1,815	651	474	454

Americas Steel Mills
Rebar shipments	448	411	1,703	1,631	445	406	404
Merchant and other shipments	262	247	1,022	999	277	252	231
Total Americas Steel Mills tons shipped	710	658	2,725	2,630	722	658	635

Average FOB selling price (total sales)	$537	$531	$526	$524	$540	$524	$499
Average cost ferrous scrap utilized	$257	$234	$243	$207	$266	$245	$201
Americas Steel Mills metal margin	$280	$297	$283	$317	$274	$279	$298

International Mill
Tons shipped	396	341	1,379	1,254	354	313	316
Average FOB selling price (total sales)	$476	$409	$432	$391	$443	$402	$397
Average cost ferrous scrap utilized	$269	$211	$240	$195	$253	$229	$202
International Mill metal margin	$207	$198	$192	$196	$190	$173	$195

Americas Fabrication
Rebar shipments	260	284	1,009	1,028	275	226	248
Structural and post shipments	26	30	113	127	35	27	25
Total Americas Fabrication tons shipped	286	314	1,122	1,155	310	253	273
Americas Fabrication average selling price (excluding stock and buyout sales)	$773	$805	$772	$841	$775	$756	$782

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COMMERCIAL METALS COMPANY BUSINESS SEGMENTS (UNAUDITED)

(in thousands)	Three Months Ended		Year Ended		Three Months Ended
Net sales	8/31/2017	8/31/2016	8/31/2017	8/31/2016	5/31/2017	2/28/2017	11/30/2016
Americas Recycling	$317,298	$195,724	$1,011,500	$705,754	$294,166	$223,328	$176,708
Americas Mills	414,420	381,406	1,565,454	1,498,848	427,276	376,593	347,165
Americas Fabrication	353,726	385,917	1,375,928	1,489,455	379,976	303,826	338,400
International Mill	200,227	147,842	636,562	517,186	167,629	134,305	134,401
International Marketing and Distribution	185,337	203,773	781,364	754,958	223,134	206,056	166,837
Corporate	2,124	2,973	9,625	7,082	1,909	3,842	1,750
Eliminations	(212,151)	(214,989)	(810,758)	(795,765)	(233,391)	(194,046)	(171,170)
Total net sales	$1,260,981	$1,102,646	$4,569,675	$4,177,518	$1,260,699	$1,053,904	$994,091

Adjusted operating profit (loss) from continuing operations
Americas Recycling	$2,868	$(45,113)	$14,822	$(61,284)	$9,286	$7,766	$(5,098)
Americas Mills	29,803	45,012	168,805	209,751	50,734	51,319	36,949
Americas Fabrication	(4,928)	9,638	4,097	68,602	1,808	506	6,711
International Mill	14,621	18,703	46,977	28,892	12,953	9,430	9,973
International Marketing and Distribution	(26,640)	(6,123)	(24,324)	(23,690)	5,723	351	(3,758)
Corporate	(52,419)	(25,670)	(119,629)	(95,085)	(20,880)	(22,317)	(24,013)
Eliminations	(822)	3,086	(834)	5,333	771	(574)	(209)
Adjusted operating profit (loss) from continuing operations	$(37,517)	$(467)	$89,914	$132,519	$60,395	$46,481	$20,555

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COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

	Three Months Ended		Fiscal Year Ended
(in thousands, except share data)	8/31/2017	8/31/2016	8/31/2017	8/31/2016
Net sales	$1,260,981	$1,102,646	$4,569,675	$4,177,518
Costs and expenses:
Cost of goods sold	1,149,396	944,242	4,023,265	3,580,618
Selling, general and administrative expenses	119,021	119,408	426,523	414,561
Loss on debt extinguishment	22,672	—	22,672	11,480
Impairment of assets	7,615	39,952	8,164	40,028
Interest expense	5,939	12,563	44,047	62,121
	1,304,643	1,116,165	4,524,671	4,108,808
Earnings (loss) from continuing operations before income taxes	(43,662)	(13,519)	45,004	68,710
Income taxes (benefit)	(10,989)	(11,447)	12,454	10,810
Earnings (loss) from continuing operations	(32,673)	(2,072)	32,550	57,900

Earnings (loss) from discontinued operations before income taxes	(1,890)	1,458	10,607	(1,469)
Income taxes (benefit)	(5,023)	(483)	(3,175)	1,669
Earnings (loss) from discontinued operations	3,133	1,941	13,782	(3,138)

Net earnings (loss)	(29,540)	(131)	46,332	54,762

Basic earnings (loss) per share:
Earnings (loss) from continuing operations	$(0.28)	$(0.02)	$0.28	$0.50
Earnings (loss) from discontinued operations	0.03	0.02	0.12	(0.02)
Net earnings (loss)	$(0.25)	$—	$0.40	$0.48

Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$(0.28)	$(0.02)	$0.27	$0.50
Earnings (loss) from discontinued operations	0.03	0.02	0.12	(0.03)
Net earnings (loss)	$(0.25)	$—	$0.39	$0.47

Cash dividends per share	$0.12	$0.12	$0.48	$0.48
Average basic shares outstanding	115,892,403	114,728,278	115,654,466	115,211,490
Average diluted shares outstanding	115,892,403	114,728,278	117,364,408	116,623,826

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COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	August 31, 2017	August 31, 2016
Assets
Current assets:
Cash and cash equivalents	$252,595	$517,544
Accounts receivable, net	706,595	689,382
Inventories	614,459	540,014
Other current assets	140,251	110,464
Current assets of businesses held for sale	—	190,721
Total current assets	1,713,900	2,048,125
Net property, plant and equipment	1,061,283	895,045
Goodwill	64,915	66,373
Other assets	135,033	121,326
Total assets	$2,975,131	$3,130,869
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$282,127	$207,875
Accrued expenses and other payables	307,129	263,086
Current maturities of long-term debt	19,182	313,469
Current liabilities of businesses held for sale	—	36,688
Total current liabilities	608,438	821,118
Deferred income taxes	49,197	63,021
Other long-term liabilities	110,986	121,351
Long-term debt	805,580	757,948
Total liabilities	1,574,201	1,763,438
Stockholders' equity	1,400,757	1,367,272
Stockholders' equity attributable to noncontrolling interests	173	159
Total equity	1,400,930	1,367,431
Total liabilities and stockholders' equity	$2,975,131	$3,130,869

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COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Year Ended August 31,
(in thousands)	2017	2016
Cash flows from (used by) operating activities:
Net earnings	$46,332	$54,762
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	125,071	126,940
Share-based compensation	30,311	26,335
Loss on debt extinguishment	22,672	11,480
Write-down of inventory	21,529	15,555
Deferred income taxes	(14,184)	(3,889)
Amortization of interest rate swaps termination gain	(11,657)	(7,597)
Asset impairments	8,238	55,793
Net loss (gain) on sales of a subsidiary, assets and other	6,049	(2,591)
Provision for losses on receivables, net	6,049	6,878
Tax expense from stock plans	—	1,697
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(78,527)	142,510
Proceeds (payments) on sale of accounts receivable programs, net	81,731	(19,472)
Inventories	(98,835)	209,555
Accounts payable, accrued expenses and other payables	93,478	(43,577)
Other operating assets and liabilities	(63,785)	12,486
Net cash flows from operating activities	174,472	586,865

Cash flows from (used by) investing activities:
Capital expenditures	(213,120)	(163,332)
Proceeds from the sale of subsidiaries	163,449	4,349
Acquisitions	(56,080)	—
Increase in restricted cash, net	(11,128)	(21,777)
Proceeds from the sale of property, plant and equipment	3,164	5,113
Net cash flows used by investing activities	(113,715)	(175,647)

Cash flows from (used by) financing activities:
Repayments of long-term debt	(711,850)	(211,394)
Proceeds from long-term debt transactions	475,454	—
Cash dividends	(55,514)	(55,342)
Debt extinguishment costs	(22,672)	(11,127)
Stock issued under incentive and purchase plans, net of forfeitures	(5,498)	(6,034)
Debt issuance costs	(4,449)	—
Increase (decrease) in documentary letters of credit, net	22	(41,468)
Contribution from noncontrolling interests	14	29
Treasury stock acquired	—	(30,595)
Short-term borrowings, net change	—	(20,090)
Tax expense from stock plans	—	(1,697)
Decrease in restricted cash	—	1
Net cash flows used by financing activities	(324,493)	(377,717)
Effect of exchange rate changes on cash	(1,213)	(1,280)
Increase (decrease) in cash and cash equivalents	(264,949)	32,221
Cash and cash equivalents at beginning of year	517,544	485,323
Cash and cash equivalents at end of year	$252,595	$517,544

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COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measures are provided below.
Adjusted Operating Profit (Loss) from Continuing Operations is a non-GAAP financial measure. Adjusted operating profit (loss) from continuing operations is the sum of our earnings (loss) from continuing operations before interest expense, income taxes (benefit) and discounts on sales of accounts receivable. Adjusted operating profit (loss) from continuing operations should not be considered as an alternative to earnings (loss) from continuing operations or net earnings (loss), as determined by GAAP. Management uses adjusted operating profit (loss) from continuing operations to evaluate the financial performance of CMC. For added flexibility, we may sell certain trade accounts receivable both in the U.S. and internationally. We consider sales of accounts receivable as an alternative source of liquidity to finance our operations, and we believe that removing these costs provides a clearer perspective of CMC's operating performance. Adjusted operating profit (loss) from continuing operations may be inconsistent with similar measures presented by other companies.

	Three Months Ended		Fiscal Year Ended		Three Months Ended
(in thousands)	8/31/2017	8/31/2016	8/31/2017	8/31/2016	5/31/2017	2/28/2017	11/30/2016
Earnings (loss) from continuing operations	$(32,673)	$(2,072)	$32,550	$57,900	$34,978	$25,310	$4,936
Interest expense	5,939	12,563	44,047	62,121	12,368	12,447	13,292
Income taxes (benefit)	(10,989)	(11,447)	12,454	10,810	12,819	8,524	2,100
Discounts on sales of accounts receivable	206	489	863	1,688	230	200	227
Adjusted operating profit (loss) from continuing operations	$(37,517)	$(467)	$89,914	$132,519	$60,395	$46,481	$20,555

Adjusted EBITDA from Continuing Operations is a non-GAAP financial measure. Adjusted EBITDA from continuing operations is the sum of earnings (loss) from continuing operations before interest expense and income taxes (benefit). It also excludes CMC's largest recurring non-cash charge, depreciation and amortization, as well as impairment charges, which are also non-cash. Adjusted EBITDA from continuing operations should not be considered an alternative to earnings (loss) from continuing operations or net earnings (loss), or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP. However, we believe that adjusted EBITDA from continuing operations provides relevant and useful information, which is often used by analysts, creditors and other interested parties in our industry as it allows: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our ongoing core performance; and (iii) the assessment of period-to-period performance trends. Additionally, adjusted EBITDA from continuing operations is the target benchmark for our annual and long-term cash incentive performance plans for management. Adjusted EBITDA from continuing operations may be inconsistent with similar measures presented by other companies.

	Three Months Ended		Fiscal Year Ended		Three Months Ended
(in thousands)	8/31/2017	8/31/2016	8/31/2017	8/31/2016	5/31/2017	2/28/2017	11/30/2016
Earnings (loss) from continuing operations	$(32,673)	$(2,072)	$32,550	$57,900	$34,978	$25,310	$4,936
Interest expense	5,939	12,563	44,047	62,121	12,368	12,447	13,292
Income taxes (benefit)	(10,989)	(11,447)	12,454	10,810	12,819	8,524	2,100
Depreciation and amortization	32,020	31,512	125,053	126,918	32,256	30,496	30,282
Impairment charges	7,615	39,953	8,164	40,028	70	91	388
Adjusted EBITDA from continuing operations	$1,912	$70,509	$222,268	$297,777	$92,491	$76,868	$50,998

Media Contact:
Susan Gerber
214.689.4300